Exhibit 3.0
Certificate of Amendment to Articles of Incorporation

Filed on December 15, 2003
Dean Heller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz


              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------
           (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

         1. Name of corporation: The name of this corporation is SAILTECH INTERNATIONAL, INC.

         2. The articles of incorporation have been amended as follows (provide article numbers, if available:


ARTICLE I is hereby amended to read as follows:

                                      Name
                                      ----

         The name of this corporation is ECOLOCLEAN INDUSTRIES, INC.

ARTICLE II is hereby amended to read as follows:

                                Authorized Stock
                                ----------------

         2.1 Authorized Stock. The corporation will have authority to issue One Hundred Ten Million (110,000,000) shares of stock in the aggregate. These shares will be divided into two classes and designated as follows:

         (a) One Hundred Million (100,000,000) shares of Common Stock, par value: $0.0001 per share which is non-assessable.

         (b) Ten Million  (10,000,000)  shares of  Preferred  Stock,  par value:
$0.001 per share which may be issued in various series.


         3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 54.2%.


         4.       Effective date of filing (optional): December 15, 2003.

         5.       Officer Signature (required): /s/ Royis Ward
                                               ---------------------------------

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote

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otherwise  required,  of the  holders of shares  representing  a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule. Nevada Secretary of State AM 78.385 Amend 2003, Revised on: 11/03/03